TAURIGA SCIENCES INC. (OTCQB: TAUG)

555 Madison Avenue, 5” Floor

New York, NY 10022

Attn: Seth M. Shaw, Chief Executive Officer

SUB-AGREEMENT FOR NEELIMA LEKKALA {Pursuant to April 30, 2019

Distribution Agreement Entered into Between Tauriga Sciences Inc.& Sai Krishna LLC}

Ms. Neelima Lekalla 27 Wingate Dfive

Livingston, NJ 07039 SS # XXX-XX-4076

May 11, 2019

This (this “Agreement”), dated as of May 11, 2019 (the “Effective Date”), by and between Tauriga Sciences Inc. (“TAUG”), located in New York, NY 10022 (the “Company”), and Ms. Neelima Lekkala (“Ms. Lekkala”) located in Livingston, NJ 07039 is a sub-agreement — Pursuant to Section IV, Item # 1 (page #4), of the effective April 30, 2019 effective date Distribution Agreement — referenced above - entered into between Tauriga Sciences Inc. and Sai Krishna LLC.

1. Term.

(a) This Agreement shall continue for a period of twelve (12) months from the Effective Date (or May 11, 2020). The is agreement may be extended, at that time, based on mutual consent and agreement.

2. Position and Responsibilities

(a) Position. Company hereby retains Ms. Lekkala to assume the position of Vice President of Distribution & Marketing. This appointment shall be deemed a non-affilate position and shall not carry any type of fiduciary liability (as assumed by Officers and Directors).

(b) Activities. Ms. Lekkala shall focus her efforts on the expansion of Tauri-Gum as well as revenue growth, acquisition of new customers, establishment of professional marketing materials & protocols, logistics improvement(s), and fulfillment services

(c) No Conflict. Except as set forth in Section 2(b), Vice President (“VP”) will not engage in any activity that creates an actual conflict of interest with Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and VP agrees to notify the Board of Directors before engaging in any activity that creates a potential conflict of interest with Company. Specifically and except as set forth in Section 2(b) of this Agreement, VP shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as a consultant, advisor or Board Member) in any company or entity that competes directly with the Company, as reasonably determined by a majority of Company’s disinterested board members, without the approval of the Board of Directors Members.

3. Compensation and Benefits.

(a)	Vice Presidents Fee. Set Forth in Section IV, Item # 1, of the above-referenced April 30, Distribution Agreement — Please see below:

“1. Retention of Neelima Lekkala as Vice President of Distribution and Marketing. In consideration for the inherent market leverage afforded by SKL’s extensive existing relationships with dozens of spirits stores, convenient stores, pharmacies, wholesalers, etc. in the NJ and Northeast Region USA Markets, Tauriga has agreed to assist SKL’s effort — with the hiring of Neelima Lekkala (“Mrs. Lekkala”) as Vice President (“VP”) of Distribution and Marketing. There will be a separate agreement provided to Mrs. Lekkala formalize this arrangement. Her Compensation will be: 250,000 shares of TAUG (fully earned and vested upon execution of her SPECIFIC agreement — which is, of course, separate from this one), 30% commission (this can be requested by Ms. Lekkala in terms of either all cash, all stock, or a combination of both) of the total gross sales that Mrs. Lekkala generates (through the sale of Tauri-Gum product line), and she is entitled to cash reimbursement from the Company (once invoiced) for activities directly relating to the sale of Tauri-Gum.”

(b) CASH COMPONENT: The Company reserves the right to pay VP some cash payment(s) from time to time, on a “per invoice basis” — based on mutual agreement.

(c) Expenses. The Company shall reimburse VP for all reasonable business expenses incurred in the performance of his duties hereunder in accordance with Company’s expense reimbursement guidelines. INVOICE REQUIRED

(d) Indemnification. Company will indemnify and defend VP against any liability incurred in the performance of the Services to the fullest extent authorized in Company’s Certificate of Incorporation, as amended, bylaws, amended, and applicable law

4. ALL OTHER MATERIAL TERMS & CONDITIONS

Reverts to terms and conditions of above-referenced April 30, 2019 Agreement

5. Date of Agreement. The parties have duly executed this Agreement as of the date first written above: May 11, 2019 EFFECTIVE DATE

By:	x
Vice President — Distribution and Marketing
Ms. Neelima Lekkala

Bv:	x
Tauriga Sciences Inc
CEO Mr Seth M Shaw